As filed with the Securities and Exchange Commission on November 3, 1999

                                                      Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              TII INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                       66-0328885
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               1385 AKRON STREET,
                               COPIAGUE, NY 11726
                                 (516) 789-5000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                           -------------------------

                           TIMOTHY J. ROACH, PRESIDENT
                              TII INDUSTRIES, INC.
                                1385 AKRON STREET
                               COPIAGUE, NY 11726
                                 (516) 789-5000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                             RICHARD A. RUBIN, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 704-6130


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                          PROPOSED           PROPOSED
                                                          MAXIMUM            MAXIMUM             AMOUNT OF
        TITLE OF EACH CLASS            AMOUNT TO BE    OFFERING PRICE       AGGREGATE          REGISTRATION
  OF SECURITIES TO BE REGISTERED      REGISTERED (1)    PER SHARE (2)    OFFERING PRICE (2)         FEE
  ------------------------------      --------------   --------------    ------------------    ------------
Common Stock, $.01 par value
per share (3)......................     2,500,000         $1.15625          $2,890,625.00         $803.60
-------------------------------------------------------------------------------------------------------------
Total Registration Fee............................................................................$803.60
=============================================================================================================

(1) Pursuant to Rule 416(b), this registration statement also covers all additional securities resulting from anti-dilution adjustments to the registered securities or registered securities issuable under the Series C Convertible Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices on the Nasdaq National Market on October 29, 1999.

(3) There are also being carried forward, pursuant to Rule 429, from Registration Statement No. 333-47105, 1,359,582 unsold shares of common stock, with respect to which a registration fee of $1,867.41 was paid. The shares carried forward consist of (a) 1,159,582 shares of common stock underlying Series C Convertible Preferred Stock which may be converted into common stock and resold and (b) 200,000 shares of common stock which may be issued upon the exercise of warrants held by the holders of the Series C Convertible Preferred Stock and resold. The shares being registered hereunder cover the resale by the selling stockholders of the presently estimated maximum additional shares of common stock that may be issued upon conversion of the Registrant's Series C Convertible Preferred Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PURSUANT TO RULE 429, THE PROSPECTUS THAT FORMS A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO 1,359,582 SHARES OF COMMON STOCK REGISTERED UNDER REGISTRATION STATEMENT NO. 333-47105 THAT HAVE NOT BEEN SOLD. THIS REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-47105, AND SUCH POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1999


PROSPECTUS

                                2,520,331 SHARES

                              TII INDUSTRIES, INC.

                                  COMMON STOCK

                               -------------------


         The stockholders of TII Industries, Inc. listed on page 16 of this prospectus may offer for sale up to 2,520,331 shares of our common stock. This prospectus may also be used by those to whom the selling stockholders may pledge, donate or transfer their shares and other non-sale transferees.

         The selling stockholders may offer their shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices.

         Our common stock is currently quoted on the Nasdaq National Market under the symbol "TIII." On November 2, 1999, the last reported sale price of a share of our common stock on the Nasdaq National Market was $1-3/16.

                          ---------------------------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                          ---------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                   The date of this prospectus is ______, 1999

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC two registration statements on Form S-3 to register the shares of common stock being offered. This prospectus is a combined prospectus under those registration statements. As permitted by the SEC's rules, this prospectus does not contain all the information included in the registration statements. For further information with respect to us and our common stock, you should refer to the registration statements (SEC File numbers 333-47105 and 333-_____) and to the exhibits and schedules filed as part of those registration statements, as well as the documents listed below. You can review and copy the registration statements, their exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statements, including their exhibits and schedules, are also available on the SEC's Website.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-8048) before our filing a post-effective amendment to the registration statements which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold:

     o    Annual Report on Form 10-K for the fiscal year ended June 25, 1999;

     o Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 1999; and

     o The description of our common stock contained in the Registration Statement on Form 8-A filed on November 3, 1980, including all amendments or reports filed for the purpose of updating that description.

         This prospectus and the reports we incorporate by reference may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statements or to the reports we incorporate by reference.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Mr. Paul G. Sebetic
                         Vice President - Finance
                         TII Industries, Inc.
                         1385 Akron Street
                         Copiague, New York 11726
                         (516) 789-5000

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. It may not contain all of the information important to you. To understand this offering fully and get a better understanding of our business and operations, you should read the entire prospectus carefully, including the documents we have incorporated by reference in the section "Where You Can Find More Information About Us" on page 2.

         Please note that references in this prospectus to "we," "our," "us" or "TII" refer to TII Industries, Inc. and our subsidiaries, not to the selling stockholders.

                                   THE COMPANY

         We are engaged in designing, manufacturing and marketing lightning and surge protection systems, network interface devices and station electronics for use in the communications industry. We sell our products to telephone operating companies, including to all four of the Regional Bell Operating Companies, original equipment manufacturers, cable television providers and competitive access providers of communications services. We have been a leading supplier of subscriber station overvoltage surge protectors to telephone companies in the United States for over 25 years. We believe that our proprietary overvoltage surge protectors offer superior, cost-effective performance features, including high reliability, long life cycles and advanced protection against adverse environmental conditions.

         Our products include:

          o LIGHTNING AND SURGE PROTECTORS - Overvoltage surge protectors have been mandated in the United States by the National Electric Code to be installed on subscriber telephone lines to prevent injury to users and damage to their equipment due to surges caused by lightning and other hazardous overvoltages. Overvoltage surge protection is now also mandated under the recently amended National Electric Code for all network powered broadband communications conductors. Surge protectors: (i) protect the subscribers and their equipment; (ii) reduce the subscribers' loss of service; (iii) reduce the communications provider's loss of revenue due to subscriber outages; and (iv) reduce the communications provider's costs to replace or repair damaged its owned equipment. Our gas tubes provide protection when the voltage on a telephone line rises to a level preset in the gas tube. If the voltage reaches that level, the gases in the tube instantly convert to molecules bearing an electronic charge. This momentarily disconnects the phone or other equipment from the circuit while safely conducting the hazardous surge into the ground. When the voltage on the service line drops to a safe level, the gases in the tube return to their normal state, returning the phone and other connected equipment to service. Our gas tubes have been designed to withstand multiple high energy overvoltage surges while continuing to operate over a long service life with minimal failure rates. We also produce and sell a patented gas tube coaxial cable transmission line surge protector and solid state protectors, as well as combining solid state protection with our gas tubes in hybrid overvoltage surge protectors.

          o NETWORK INTERFACE DEVICES - Network interface devices were developed to establish a separation point between the telephone companies' property and subscriber property in response to the requirements of the Federal Communication Commission and state public service commissions. NIDs typically also enclose overvoltage surge protectors and various station electronic products. We sometimes refer to network interface devices as NIDs. To address the demand for voice, high-speed data and
               interactive  video  services,   telephone   companies  and  other
               communications providers are expanding and upgrading their networks to accommodate the higher bandwidth necessary to transmit these services. To meet our customers' needs, we have introduced a broadband network interface device product line specifically designed to house a telephone companies' technology of choice, whether traditional twisted pair lines or high-bandwidth coaxial cable or fiber optic lines.

         o STATION ELECTRONICs - Our station electronic products are designed to be installed with an overvoltage surge protector, typically within a NID. Our station electronics products include:

                  o maintenance termination units designed to connect with the telephone company's central office test equipment, giving the telephone company remote testing capabilities. By using the remote access provided by our product, the telephone company can determine the source of a defect or fault before dispatching a maintenance vehicle.

                  o   plastic housings, wire terminals, enclosures, cabinets and
                      various   hardware   products,   principally  for  use  by
                      telephone operating companies.

         Our principal executive office is located at 1385 Akron Street, Copiague, New York 11726 and our telephone number is (516) 789-5000.

                                  THE OFFERING

Common stock offered  or that may be
offered by the selling stockholders.... 2,520,331  shares,  consisting of 67,241
                                        outstanding   shares,   200,000   shares
                                        issuable  upon the  exercise of warrants
                                        and  2,253,090   shares   issuable  upon
                                        conversion  of the  2,850  shares of our
                                        Series  C  Convertible  Preferred  Stock
                                        outstanding  at September 30, 1999 based
                                        on  an  average   conversion   price  of
                                        $1.2649 per share of common stock, which
                                        would have been applicable to our Series
                                        C Convertible  Preferred  Stock had they
                                        all been converted into our common stock
                                        on September  30, 1999.  We refer to our
                                        Series C Convertible  Preferred Stock as
                                        Series  C  preferred  stock.  Since  the
                                        actual  conversion price is likely to be
                                        95% of the  average of the  closing  bid
                                        prices of our  common  stock  during the
                                        ten consecutive trading days immediately
                                        preceding  the actual  conversion  date,
                                        the  actual  number  of  shares  of  our
                                        common  stock  that may be  issued  upon
                                        conversion  of the  Series  C  preferred
                                        stock will vary as the  market  price of
                                        our  common   stock   varies.   We  have
                                        therefore registered in the registration
                                        statements  of  which  this   prospectus
                                        forms a part more shares in case the actual number of shares issuable upon conversion of Series C preferred stock increases. Those additional shares may only be sold by the selling stockholders after we reflect the change in the number of shares offered in a supplement to this prospectus.

Common stock outstanding on the date
of this prospectus....................  8,832,898 shares.

Common stock outstanding after the
offering..............................  11,353,229   shares,  assuming 2,253,090
                                        shares are issuedupon conversion of the Series C preferred stock outstanding on September 30, 1999.

Use of Proceeds.......................  The  selling  stockholders  will receive all of the proceeds from the sale of the
                                        shares. Accordingly, we will not receive
                                        any  proceeds  from  the  resale  of the
                                        shares.  We did  receive  $4,550,000  in
                                        proceeds from the issuance of the Series
                                        C preferred  stock and the warrants.  We
                                        will also receive the exercise  price of
                                        $7.03  per  share  to  the   extent  the
                                        selling stockholders elect to exercise the warrants. See "Use of Proceeds."

Risk Factors..........................  The    securities  offered  under   this
                                        prospectus involve a high degree of risk. You should carefully consider the factors beginning on the following page.

                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and in the documents we have incorporated by reference, may contain forward-looking statements. Such statements can be generally identified by the use of forward-looking words like as "may," "should," "plan," "expect," "anticipate," "intend," "estimate," "potential," "believe" or other similar words and the negative of those words. These statements discuss future expectations or state other "forward-looking" information. When considering those statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents we have incorporated by reference. The risk factors discussed below and other factors noted in this prospectus and the documents which we have incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US" BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. IF ANY OF THE RISKS DISCUSSED BELOW OR IN OUR OTHER SEC FILINGS OCCUR, OR IF UNFORESEEN EVENTS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, IN WHICH CASE THE VALUE OF YOUR INVESTMENT MAY DECLINE AS WELL.

                                HISTORY OF LOSSES

         We have reported the following net losses for the last three fiscal years:

Fiscal Year Ended:

         June 27, 1997              $  856,000
         June 26, 1998              $5,142,000
         June 25, 1999              $6,402,000

Quarter Ended:

         September 24, 1999         $  587,000


         Our results of operations were affected by several factors in our 1997, 1998 and 1999 fiscal years.

CERTAIN FACTORS AFFECTING FISCAL 1997 RESULTS

         During fiscal 1997, Access Network Technologies, a joint venture between Lucent Technologies, Inc. and Raychem Corporation, was dissolved. We had entered into a strategic agreement with ANT in 1995 to develop and manufacture advanced overvoltage surge protectors. While we and Raychem have continued to manufacture and market the products without the participation of Lucent, the dissolution of ANT caused us to increase our allowance for the inventory that was produced for ANT and to put into effect certain measures to reduce costs. The cost reduction measures included a reduction of personnel, the movement of certain production processes to our facility in the Dominican Republic, the outsourcing of certain manufacturing steps, the realignment of our sales and marketing force and the discontinuance of certain lower margin products. These actions resulted in non-recurring charges of $3.0 million.

CERTAIN FACTORS AFFECTING FISCAL 1998 RESULTS

         To meet our customers' needs, we introduced a line of broadband NIDs with features and functionality that we believe were instrumental in our winning major contracts in July and September of 1997 with a Regional Bell Operating Company and an independent telecommunications company, respectively, each of which was a preexisting unaffiliated customer. For strategic purposes, we accepted orders under one of these contracts that we believed we could fulfill under an aggressive delivery time schedule that mandated us to seek to accelerate production.

         Beginning in the fourth quarter of fiscal 1997 and continuing through fiscal 1998, we incurred additional manufacturing expenses in gearing up toward the accelerated production of our new braodband NID product line, compounded, in the second quarter of fiscal 1998, by production disruptions as we sought to meet the customers' requested delivery schedules. While we resolved most of the production disruption issues toward the end of the second quarter, during the third and fourth quarters of fiscal 1998, we continued to experience certain yield losses, costs associated with outsourcing the production of certain injection molded parts and added costs to air freight products to meet customer delivery requirements.

CERTAIN FACTORS AFFECTING FISCAL 1999 RESULTS

         During the fourth quarter of fiscal 1999, we initiated a strategic operations re-alignment in an effort to enhance operating efficiencies and reduce costs. These results are expected to be achieved through outsourcing a significant portion of our production, closing our Dominican Republic facility, workforce reductions and other cost-saving measures throughout TII. Under this plan, we expect to reduce our workforce from approximately 1,165 employees as of April 1999 to approximately 250 by the end of fiscal 2000, including reductions resulting from the completion of the sale of non-core businesses. As a result, we recorded a charge to earnings of $6.0 million in fiscal 1999.

         This charge was partially offset by two non-recurring gains:

         o On September 21 and 22, 1998, our principal operating facilities in Puerto Rico and the Dominican Republic, respectively, sustained significant inventory, equipment and facility damages as a result of Hurricane Georges. In addition, as a result of the storm, we experienced production stoppages during the beginning of the second quarter of fiscal 1999 and periods of less than full production continuing into the fiscal 1999 third quarter. Damaged inventory, business interruption losses, fees payable to our insurance advisors, losses to plant and equipment and other expenses incurred totaled $17.9 million. We received insurance payments of $19.3 million with respect to the losses sustained, including lost profits. Accordingly, insurance proceeds, net of hurricane losses and expenses, resulted in a gain of $1.4 million in fiscal 1999.

         o In order to focus on our core business, we sold substantially all of the assets of our fiber optic subsidiary, TII-Ditel, Inc., in March 1999 for $5.3 million, resulting in a gain of $2.2 million.

  WE COULD LOSE OUR EXISTING CREDIT FACILITY IF OUR TANGIBLE NET WORTH DECLINES

         We currently have a credit facility in the amount of $7.7 million, consisting of a $1.7 million term loan and a $6.0 million revolving credit facility. The revolving credit facility is limited by a borrowing base equal to 85% of eligible accounts receivable and 50% of eligible inventory, subject to reserves. At September 24, 1999, only the $1.7 million term loan was outstanding. The scheduled maturity date of the term loan is March 31, 2003 and of any revolving credit loans will be April 30, 2003.

         The credit facility requires us to maintain a tangible net worth of $21.0 million. As of September 24, 1999, our tangible net worth was approximately $26.3 million. If operating losses continue or increase or if we are required to redeem any significant amount of Series C preferred stock, we may cease to be in compliance with the tangible net worth covenant. In that event, if we are unable to obtain a waiver or amendment of the covenant, we may be unable to borrow under the credit facility and may have to immediately repay all loans then outstanding under the facility. If the credit facility is not available, or if the amount we may borrow under it is not sufficient for our needs, we may require financing from other sources. Our inability to obtain the financing could have a material adverse effect on our business, results of operations and financial condition.

                 RISKS ASSOCIATED WITH SERIES C PREFERRED STOCK

DILUTION

         To date, we have issued a total of 1,187,659 shares of common stock with respect to the conversion of 2,150 shares of Series C preferred stock (at an average conversion price of $1.81 per share). The Series C preferred stock is convertible at the option of their holders at the lower of $7.08 per share or 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days immediately preceding the conversion date. There remains outstanding 2,850 shares of Series C preferred stock.

         Issuances of common stock upon conversion of Series C preferred stock will reduce the voting power and interest in our equity of other outstanding common stock, the degree of which dilution will depend on the number of shares of common stock we are required to issue. Furthermore, the conversion of Series C preferred stock at an average conversion price of less than $2.75 per share (the book value of our common stock as of September 24, 1999) will reduce the book value attributable to our other outstanding common stock.

POSSIBILITY OF REDEMPTION

         We have registered a total of 3,859,582 shares of common stock under the Securities Act of 1933 for resale upon conversion of the 2,850 remaining outstanding shares of Series C preferred stock (this will cover all shares of Series C preferred stock which were outstanding at September 30, 1999 as long as their average conversion price is not less than $.79 per share). However, only 2,253,090 of those shares can be sold until we file a supplement to this prospectus to reflect the additional number of shares estimated to be sold.

         The holders of Series C preferred stock may require us to redeem any shares of Series C preferred stock as to which we are unable to deliver shares of common stock registered for resale under the Securities Act of 1933 at the time the Series C preferred stock holder elects to convert shares of Series C preferred stock.

         The redemption price per share of Series C preferred stock will be equal to the greater of $1,150 per share of Series C preferred stock or the closing bid price on the proposed conversion date of our common stock which we would otherwise have issued.

         Redemptions of Series C preferred stock will result in a utilization of our existing cash since our existing bank credit facility prohibits us from borrowing for that purpose and will also reduce our net worth which could cause us to lose our existing bank credit facility (see "-- We Could Lose Our Existing Credit Facility if Our Tangible Net Worth Declines").

             RISKS ASSOCIATED WITH CUSTOMERS AND CUSTOMER AGREEMENTS

DEPENDENCE UPON KEY CUSTOMERS AND LACK OF LONG TERM COMMITMENTS

         The U.S. telephone industry is highly consolidated, with the four Regional Bell Operating Companies and GTE Corporation servicing over 85% of all subscriber lines. Currently, all four Regional Bell Operating Companies have designated one or more of our overvoltage surge protectors for use at certain of their subscriber station locations. Direct sales to the Regional Bell Operating Companies, their distributors and original equipment manufacturers have historically accounted for a substantial majority of our net sales.

         In most instances, our sales are made under open purchase orders received from time to time from our customers under master supply contracts which cover one or more of our products. Some of those contracts permit the customer to terminate the contract due to (i) the availability of more advanced technology or (ii) our inability to deliver a product that meets the specifications on time. Although most of our master supply contracts control terms such as the purchase price, they do not establish minimum purchase commitments.

         Certain supply contracts provide that the customer may terminate the contract at any time upon notice.

         The loss of one or more Regional Bell Operating Company as purchasers of our products, or a substantial decrease in the orders received from those purchasers, could have a material adverse effect on our business, results of operations and financial condition.

CONTRACTUAL LIMITATIONS ON PRICE INCREASES AND PRICING PRESSURES

         Pricing pressures in the markets in which we operate are intense due in part to the consolidation of various telephone companies and their resulting purchasing power. Our master contracts generally prohibit us from increasing the price of our products to be sold under the contract for stated periods of time. Accordingly, any significant increase in our costs during those periods, without offsetting price increases, could adversely effect our gross profit margins. In addition, some of our contracts with the Regional Bell Operating Companies contain declining price provisions which also could adversely affect our gross margins if we cannot achieve corresponding reductions in unit manufacturing costs.

         RISKS ASSOCIATED WITH THE OVERVOLTAGE SURGE PROTECTORS INDUSTRY

TECHNOLOGICAL CHANGE AS IT PERTAINS TO OUR OVERVOLTAGE SURGE PROTECTORS

         Our overvoltage surge protectors are based principally on gas tube technology. Solid state surge protectors have been developed for use in the telecommunications industry as a competitive technology to gas tubes. While solid state overvoltage surge protectors are faster at reacting to surges, gas tube overvoltage surge protectors have generally remained the surge protection technology of choice by most telephone companies because of the gas tube's ability to withstand significantly higher energy surges than solid state overvoltage surge protectors. However, as communications equipment becomes more complex, the speed of the protector in reacting to a surge may be perceived to be more critical than its energy handling capabilities. Also, solid state protectors can be combined with gas tubes into a hybrid overvoltage surge protector module. While hybrid surge protectors are generally more expensive and complex than gas tube surge protectors, the hybrid unit can provide the speed of a solid state unit with the energy handling capability of a gas tube unit.

         Although we have developed solid state and hybrid surge protectors, the development by competitors of similar products with increased energy handling capabilities, or the development of lower cost, more reliable hybrid surge protectors, could adversely effect our sales.

                              EFFECT OF COMPETITION

         We are subject to significant competition with respect to all of our products. Specifically, a substantial portion of our overvoltage surge protectors are used in network interface devices which are manufactured by our competitors. Some of those competitors also market overvoltage surge protectors and station electronics.

         The Telecommunications Act of 1996 permits the Regional Bell Operating Companies, which are presently the principal users of our products, to manufacture telecommunications equipment. Accordingly, they could decide to manufacture and supply their own network interface devices rather than purchase them from outside suppliers. Most of our competitors and many of those who could enter the market in which we operate are well-established suppliers to the telephone companies. In addition, most are, or are part of, large corporations which have substantially greater assets, financial resources and larger sales forces, manufacturing facilities and research and development staffs than we have. As a result, the entry of any of those companies into the overvoltage surge protector market could reduce our sales.

NEW PRODUCT INTRODUCTION AND EVOLVING INDUSTRY STANDARDS

         We continually seek to improve our existing products and develop new products and enhancements to meet the needs of our customers and the marketplace. However, we cannot assure you that we will be able to respond timely to changing industry and customer needs. The market for our products is characterized by changing technology, evolving industry standards, changes in customer requirements, and product introductions and enhancements.

         Our success will depend, in large measure, upon our ability to timely:

               o    identify and develop new,  competitively  priced products to
                    keep  pace  with   changes  in   technology   and   customer
                    preferences,

               o    enhance our current product offerings, and

               o develop new products that address our customers' needs for additional functionality and new technologies.

         In addition, product development cycles can be lengthy and are subject to changing requirements and unforeseen factors which can result in delays. Also, new products or features may contain defects that, despite testing, are discovered only after a product has been installed and used by customers. Such delays, undetected defects or product recalls could have a material adverse effect on our business, results of operations and financial condition.

     RISKS ASSOCIATED WITH OUR MANUFACTURING PROCESS AND INTERNAL OPERATIONS

POSSIBLE RISKS FROM OUR OFFSHORE MANUFACTURING

         Until recently we had been producing all our overvoltage surge protectors, NIDs and station electronics at our facilities in Puerto Rico and the Dominican Republic. As a result of a strategic operations review, in an effort to enhance operating efficiencies and reduce costs, we determined to outsource a significant portion of our production. While we continue to produce our gas tubes at our facility in Puerto Rico, we have retained a United States company operating in China to be the principal manufacturer of our products. As the outsourcing of production increases in the future under our operations re-alignment, our dependency on our contract manufacturer will increase. As a result, we are subject to risks of doing business outside the United States, including the potential delays and added delivery expenses in meeting rapid delivery schedules of our customers. In addition, the production of products in China could subject us to risks arising from:

               o potential U.S. government sanctions, like embargos and restrictions on importation,
               o    potential currency fluctuations,
               o    potential labor unrest and political instability,
               o    potential restrictions on the transfer of funds,
               o    export duties and quotas, and
               o    U.S. customs and tariffs.

         Furthermore, production in Puerto Rico has in the past, and could in the future, be interrupted by the effects of hurricanes.

DEPENDENCE ON SUPPLIERS

         We have no orders with suppliers of components utilized in the manufacture of our products with delivery scheduled later than a year from now. Although we believe that substantially all raw materials we use will continue to be available to us in adequate quantities at competitive prices, we cannot assure you that we will not experience delays in delivery, the absence of components or supplies or increases in prices in the future.

                    RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE

         We have been implementing a program, the objective of which is to ensure that the Company is not adversely affected by "Date Discontinuity" problems in computers, software and embedded processors during the transition from 1999 to 2000 and as a result of 2000 being a leap year. Date discontinuity occurs when time as expressed by a system or its software does not move forward successfully in line with true time. The most commonly known manifestation of this occurs in systems that recognize years as two digits and, when moving from '99' to '00', recognize '00' as 1900 or fail altogether.

         Work was divided into the following key stages: (1) inventory of hardware, software and embedded systems, (2) analysis of compliance, (3) defining and planning of solutions, (4) implementation and testing of solutions,
(5) confirmation of major suppliers' and customers' state of readiness, (6) contingency planning. Steps 1, 2, 3, 5 and 6 are complete. Step 4 is substantially complete, with the Company's enterprise wide manufacturing and accounting system, operating systems, servers and the majority of personal computers brought into Year 2000 compliance. Some testing and additional minor remediation programs are in progress and are expected to be completed by the end of November 1999. Further testing will continue throughout the remaining two months of calendar 1999. A contingency plan has been developed and is continually reviewed to ensure all relevant issues are considered. The Company believes it is in full Year 2000 readiness for its critical systems, and that by the end of November 1999 it will be for all its systems. The Company will continue to monitor all areas through January 2000 and beyond.

         The  estimated   total  cost  of  achieving  Year  2000  compliance  is
approximately $1,050,000 of which approximately $950,000 has been spent through September 24, 1999.

         The most reasonably likely worst case scenario of a Year 2000 compliance failure by us or our suppliers is an event that would disrupt our procurement process and impact production and product delivery to customers. We plan to build up inventory levels and have requested key suppliers to do the same. In addition, we are working with our suppliers to minimize the possibility of such an event occurring and, through our contingency planning, to mitigate the consequences. However, if we or our suppliers, distributors or others with whom we conduct business are unable to identify and address the system issues related to the Year 2000 risk on a timely basis, there could be a material adverse effect on our business, results of operations and financial condition.

             RISKS ASSOCIATED WITH THE OWNERSHIP OF OUR COMMON STOCK

WE DO NOT ANTICIPATE PAYING DIVIDENDS

         We intend to retain any future earnings for use in our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility prohibits us from declaring and paying any dividends.

POTENTIAL VOLATILITY OF STOCK PRICE

         The market price of our common stock has been at times, and may in the future be, subject to wide fluctuations. Factors that may adversely affect the market price of our common stock include, among other things:

               o    quarter to quarter variations in operating results,
               o the occurrence of events that affect or could affect our operating results,
               o    changes in earnings estimates by analysts,
               o announcements regarding technological innovations or new products,
               o announcements of gains or losses of significant customers or contracts,
               o    prospects in the communications industry,
               o    changes in the regulatory environment,
               o    market conditions, and
               o the sale or attempted sale of large amounts of our common stock into the public markets.

THE PRICE OF YOUR STOCK MAY BE AFFECTED BY THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE

         Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock. In addition to the shares covered by this prospectus, as of September 30, 1999, there are 8,003,213 shares of our outstanding common stock which may either be sold without restriction under the Securities Act or through the delivery of an available prospectus. Our remaining 829,685 outstanding shares at that date may be sold subject to compliance with the volume and other limitations of Rule 144 under the Securities Act. We have also registered the maximum estimated additional number of shares of our common stock that we presently believe we may be required to issue in the future upon conversion of our Series C preferred stock and all shares issuable upon exercise of outstanding warrants we have issued and issuable upon exercise of options we have granted, and may in the future grant, under our stock option plans. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER CONSIDERATIONS

         Our certificate of incorporation and the Delaware Corporation Law contain provisions that, while intended to enable our Board of Directors to maximize stockholder value, could discourage or prevent any attempts by outsiders to obtain control of us through mergers, tender offers, proxy contests and other means and could prevent or delay changes in our management. Generally, attempts to obtain control of a company results in stockholders obtaining a premium above the market price of a company's stock before the attempt is made. These provisions include the following which are described in greater detail under the caption "Description of Capital Stock":

               o    A Shareholder Rights Plan;
               o The ability to issue preferred stock with terms fixed by our Board of Directors at the time of their issuance without further stockholder authorization;
               o    A supermajority vote to authorize certain transactions;
               o    A classified Board of Directors;
               o A requirement that directors may be removed only by stockholders for cause;
               o    The  benefits  of   Delaware's   "anti-takeover"   statutory
                    provisions.

                                 USE OF PROCEEDS

         The selling stockholders will receive all net proceeds from the sale of the shares offered by this prospectus. Accordingly, we will not receive any proceeds from the resale of the shares.

         However, we received net proceeds of $4,550,000 from the private placement of our Series C preferred stock and the warrants issued to the purchasers of our Series C preferred stock. Of those proceeds, we used approximately $3,000,000 to purchase equipment and leasehold improvements to increase our manufacturing capacity to support awarded contracts. We used the balance of the net proceeds for working capital.

         We will also receive the exercise price of $7.03 per share of common stock issued to the extent the warrants are exercised. We intend to use those proceeds, if any, for working capital.

         We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions and the fees and expenses of the selling stockholders' warrants in excess of $2,000.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of our 8,832,898 outstanding shares of common stock as of September 30, 1999, 7,435,972 shares were freely tradeable without restriction under the Securities Act of 1933, 67,241 shares can be sold by delivering this prospectus, and 500,000 shares can be sold by delivering a prospectus under another registration statement. The remaining 829,685 outstanding shares of our common stock are owned by persons who may be deemed to be our "affiliates" and are presently eligible for sale under Rule 144, subject to Rule 144's volume and other limitations.

         We have also registered, for possible future issuance under the Securities Act:

          o 2,927,800 shares of common stock subject to our stock option plans (of which 2,505,501 shares were subject to outstanding options as of September 30, 1999). Any of those shares issued upon the exercise of options by persons who are not our affiliates will be freely tradeable upon issuance and any of those shares issued to our affiliates will be eligible for sale under Rule 144 without any further holding period but subject to certain volume and other limitations.

         Furthermore, we have registered for potential resale:

         o 3,659,582 shares of our common stock which may be issued upon conversion of our 2,850 outstanding shares of Series C preferred stock (see "Private Placement"),

         o 200,000 shares of our common stock upon the exercise of warrants held by the holders of our Series C preferred stock (see "Private Placement"), and

         o 10,000 shares of our common stock subject to issuance upon the exercise of warrants issued in July 1996 to purchase those shares until July 15, 2001 at an exercise price of $6.15 per share (all of those warrants were issued to a broker-dealer for financial advisory and consulting services and were transferred by that firm to various of its employees).

         In addition, 300,000 shares, issuable upon conversion of convertible indebtedness issued in 1991 to an unaffiliated third party, will, if and when converted, be eligible for immediate sale under paragraph (k) of Rule 144 without any volume or other limitation.

                                PRIVATE PLACEMENT

         On January 26, 1998, we completed the private placement of 5,000 shares of our Series C convertible preferred stock and warrants to purchase an aggregate of 200,000 shares of our common stock to the selling stockholders, two of whom are qualified institutional buyers and the other three of whom are accredited investors, for an aggregate purchase price of $5,000,000. To date, those investors have converted 2,150 shares of the Series C preferred stock into 1,187,659 shares of our common stock. They advise us that, as of September 30, 1999, they have sold 1,120,418 of those shares of common stock. The exact number of shares of our common stock they may acquire upon conversion of the remaining 2,850 shares of Series C preferred stock and sell depends upon the market price of our common stock at the time they convert our Series C preferred stock.

         The following is a brief description of the Series C preferred stock and warrants and is qualified by reference to the Certificate of Designation for the Series C preferred stock and the form of warrant for a complete description of the terms of those securities. Both documents are exhibits to the registration statements of which this prospectus forms a part.

         Dividends

         The Series C preferred stock bear no dividends.

         Liquidation

         The Series C preferred stock has a liquidation preference of $1,150 per share.

         Voting

         The Series C preferred stock has no voting rights, except as required by the Delaware General Corporation Law and with respect to: (a) any changes to the Certificate of Designation or our Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C preferred stock; and (b) any issuance of any additional Series C preferred stock.

         Conversion

         A holder may convert, in any thirty-day period, up to one-third of the aggregate number of Series C preferred shares purchased by the initial holder of the shares being converted, subject to acceleration in certain instances.

         The Series C preferred stock is currently convertible at a conversion price equal to the lower of:

         o     $7.08 per share, or

         o 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days immediately preceding the conversion date of the Series C preferred stock.

         The conversion prices are subject to reduction based upon periods of time that sales of shares of common stock underlying the Series C preferred stock cannot be made under a registration statement.

         The fixed conversion price of $7.08 per share is also subject to anti-dilution adjustments with respect to:

         o the issuances of common stock, or the issuance of securities which are exercisable into, exchangeable for or convertible into common stock, for a consideration (including amounts receivable upon exercise, exchange or conversion) below $7.08 per share (as it may be adjusted),

         o     subdivisions or combination of our common stock, and

         The variable conversion price is subject to reduction in the event of our issuance of another variable price security.

         We are subject to potential penalties in the event we fail to timely permit conversion of Series C preferred shares.

         Compulsory Conversion

         Unless converted by the holder or redeemed by us, the Series C preferred stock will be automatically converted into common stock on January 26, 2003, subject to possible delay in certain circumstances. We may also require conversion of the Series C preferred shares at any time on or after January 26, 2001.

REDEMPTION POSSIBILITY

         If we cannot issue common stock for any reason, or fail to have sufficient shares issuable upon conversion of our Series C preferred stock registered under the Securities Act of 1933 for resale, we are to issue as many shares of common stock as we are able to issue without violating any restriction. The holder of unconverted Series C preferred shares may, among other things, require us to redeem those Series C preferred stock which we are unable to convert at a redemption price equal to the greater of $1,150 per share or the closing bid price on the proposed conversion date of the common stock which would have otherwise been issued upon conversion of the Series C preferred stock.

         The Series C preferred stock is also redeemable, at the option of the holders, at a price equal to the higher of $1,150 or the then closing bid price of the underlying shares of our common stock in the event of:

          o    business combinations,

          o    the sale of substantially all of our assets,

          o purchase, tender or exchange offer for more than 50% of our common stock,

          o our failure to maintain the effectiveness of the registration statements for specified periods of time,

          o our failure to maintain the listing of our common stock on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange, or

          o our failure to effectuate a required conversion of Series C preferred stock.

         Warrants

         The warrants are exercisable until January 25, 2001 at an exercise price equal to approximately $7.03 per share, subject to adjustment in the event of stock splits, dividends, combinations, reclassifications, recapitalizations or like capital adjustments.

         Registration of Underlying Shares

         We have filed two registration statements covering the resale by the selling stockholders of 4,780,000 shares issuable upon conversion of the Series C preferred stock (1,187,659 of which have been issued to, and 1,120,418 have been sold by, the selling stockholders as of September 30, 1999) and 200,000 shares they may acquire upon the exercise of the warrants should they choose to do so. We agreed to maintain the effectiveness of the registration statements until all shares of common stock issued upon conversion of the Series C preferred stock and exercise of the warrants are sold or until they may be sold without registration under paragraph (k) of Rule 144 under the Securities Act. We also agreed to permit, with some exceptions, the investors to join in other registration statements we file in the future. We will bear all expenses in connection with any registration, other than underwriting discounts and commissions, fees and disbursements of investment bankers for the investors and the fees and expenses of counsel to the selling stockholders in excess of $2,000.

                              SELLING STOCKHOLDERS

         The following table contains information regarding the selling stockholders' ownership of shares of our common stock as of September 30, 1999(based on the assumption in footnote (1) of the table), and as adjusted to reflect the sale of the shares covered by this prospectus. This prospectus may be used by the selling stockholders and those to whom they may pledge, donate or transfer their shares and other non-sale transferees.


                                                                                       Shares of Common
                                                                                         Stock Owned
                                                                                       after Offering
                                                                                     -------------------
                                                Shares of Common      Shares of       Shares of Common
                                               Stock Beneficially      Common         Stock to be Owned
                                                 Owned Prior to      Stock to be        after Offering
            Name                                   Offering (1)        Sold (1)       Number    Percent
---------------------------                    ------------------    -----------     -------    --------
Leonardo, L.P.                                    2,168,487 (2)       2,168,487         0          --
GAM Arbitrage Investments, Inc.                      98,773 (3)          98,773         0          --
AG Super Fund International Partners, L.P.           91,224 (4)          91,224         0          --
Raphael, L.P.                                        98,319 (5)          98,319         0          --
Ramius Fund, Ltd.                                    63,528 (6)          63,528         0          --
                                                ---------------       ---------        ---       ------
         Total                                    2,520,331           2,520,331         0          --

-----------------

(1) Based on the assumption that (a) all of the warrants held by each selling stockholder are exercised and (b) all Series C preferred stock outstanding at September 30, 1999 held by each selling stockholder are converted into the estimated number of shares issuable upon conversion of the Series C preferred stock on that date (based on an average conversion price of $1.2649 per share of common stock, which would have been applicable to our Series C preferred Stock had they all been converted into our common stock on September 30, 1999). Since the actual conversion price is likely to be 95% of the average of the closing bid prices of our common stock during the ten consecutive trading days immediately preceding the actual conversion date, the actual number of shares of common stock that may be issued upon conversion of Series C preferred stock will vary as the market price of our common stock varies. We have therefore registered in the registration statements of which this prospectus forms a part more shares in case the actual number of shares issuable upon conversion of Series C preferred stock increases. Those additional shares may only be sold by the selling stockholders after we reflect the change in the number of shares offered in a supplement to this prospectus. To the extent we would be obligated to issue more shares than are covered by the registration statements, we may be required to redeem the Series C preferred stock submitted for conversion unless we register additional shares of common stock for resale. See "Private Placement."

(2) Represents (i) 52,093 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 1,976,394 shares issuable upon conversion of 2,500 shares of Series C preferred stock and (iii) 140,000 shares issuable upon the exercise of a warrant.

(3) Represents (i) 7,717 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 79,056 shares issuable upon conversion of 100 shares of Series C preferred stock and (iii) 12,000 shares issuable upon the exercise of a warrant.

(4) Represents (i) 168 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 79,056 shares issuable upon conversion of 100 shares of Series C preferred stock and (iii) 12,000 shares issuable upon the exercise of a warrant.

(5) Represents (i) 7,263 shares owned as a result of the previous conversion of Series C preferred stock, (ii) 79,056 shares issuable upon conversion of 100 shares of Series C preferred stock and (iii) 12,000 shares issuable upon the exercise of a warrant.

(6) Represents (i) 39,528 shares issuable upon conversion of 50 shares of Series C preferred stock and (ii) 24,000 shares issuable upon the exercise of a warrant.

         Other than being investors in our January 1998 private placement, none of the selling stockholders have been affiliated with us or have had any material relationship with us during the past three years.

                              PLAN OF DISTRIBUTION

       The selling stockholders and their pledgees, donees, transferees and other subsequent holders of the shares covered by this prospectus may offer their shares at various times in or more of the following transactions:

          o    in or off the over-the-counter market; or

          o    in privately negotiated transactions

         The shares may be sold:

          o    at prevailing market prices at the time of sale;

          o    at prices related to those prevailing market prices;

          o    at negotiated prices; or

          o    at fixed prices.

         The transactions in the shares may be effected by one or more of the following methods:

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under to this prospectus, including resale to another broker or dealer;

          o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

          o    negotiated   transactions   between  selling   stockholders   and
               purchasers without a broker or dealer.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. If so, any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under to this prospectus.

         We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

          o may not engage in any stabilization activity in connection with our securities;

          o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

          o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

         While the selling stockholders are not restricted in selling shares during any periods of time, no selling stockholder may, in any thirty-day period, convert more than one-third of the number of shares of Series C preferred stock purchased by it in the private placement.

         In the registration rights agreements we executed in connection with the private placement we agreed to indemnify and hold harmless each selling stockholder against liabilities, including liabilities under the Securities Act of 1933, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions, fees and disbursements of investment bankers and the fees and expenses of counsel to the selling stockholders in excess of $2,000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital consists of 30,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of September 30, 1999, there were 8,832,898 shares of our common stock and 2,850 shares of our Series C preferred stock issued and outstanding, as discussed under "Private Placement," above. We have also authorized a series of 30,000 shares of our preferred stock, called Series D junior participating preferred stock, which may be issued pursuant to our Shareholder Rights Plan discussed below.

COMMON STOCK

         Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to the rights of holders of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors. In the event of the liquidation, dissolution or winding up of our operations, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities and any liquidation preference of our preferred stock. The shares of common stock do not have any preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions. All of our shares of common stock presently issued and outstanding are fully paid and non-assessable.

PREFERRED STOCK

         Our preferred stock is issuable in one or more series from time to time at the discretion of the Board of Directors. The Board is authorized, with respect to each series, to fix its designation, powers, preferences (including with respect to dividends and on liquidation), rights (including voting, dividend, conversion, sinking fund and redemption rights) and limitations. Shares of preferred stock issued by action of the Board of Directors could be utilized as a method of making it more difficult for a party to gain control of us without the approval of our Board of Directors.

SHAREHOLDER RIGHTS PLAN

         On May 7, 1998, our Board of Directors adopted a shareholder rights plan. Under the rights plan, we distributed one preferred stock purchase right to each holder of record of common stock at the opening of business on May 21, 1998. Each right entitles stockholders to buy one one-thousandth of a share of Series D junior participating preferred stock at a purchase price of $30 per one one-thousandth of a share of Series D junior participating preferred stock. The rights do not become exercisable until a person or group acquires 20% or more of our common stock or announces a tender offer which would result in that person or group owning 20% or more of our common stock. Each right will entitle its holder (other than the acquirer) to purchase, at a purchase price of $30, a number of shares of common stock having a market value of $60. The rights also entitle holders to purchase shares of an acquirer's common stock. The rights may be redeemed upon action by our Board of Directors or exchanged for shares of our common stock. The terms of the rights are set forth in a Rights Agreement between us and Harris Trust Company of Chicago, as Rights Agent, which has been filed as an exhibit to the registration statements of which this prospectus forms a part. The rights expire on May 15, 2008 (unless extended).

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

       Supermajority Vote for Certain Transactions

         Our Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the outstanding shares of our capital stock entitled to vote thereon to authorize the following:

     (1) any merger or consolidation of us or any of our subsidiaries with or into any other corporation;

     (2) any sale, lease or exchange by us of all or substantially all of our assets and those of our subsidiaries taken as a whole; and

     (3)  our dissolution.

         The supermajority voting requirement applies in a transaction described in (1) and (2) only if, as of the record date for determining stockholders entitled to vote on the matter, the other party to the transaction beneficially owns 10% or more of our outstanding capital stock entitled to vote in the election of directors or who beneficially owned at least 10% of our voting capital stock at December 3, 1979. The supermajority voting requirement does not apply to a transaction with a person or entity who became a 10% beneficial owner after our Board of Directors approved the transaction described in (1) or (2) above or, as to our dissolution, if the dissolution is substantially consistent with the approved transaction or with a person or entity who beneficially owned at least 10% of our voting capital stock at December 3, 1979.

         Classification of Board of Directors and Removal of Directors

         Our Certificate of Incorporation and By-laws divide the Board of Directors into three classes, designated Class I, Class II and Class III. Each class is to be as nearly equal in number as possible. At each annual meeting of stockholders, directors are elected to succeed those in the class whose terms then expire. Each elected director serves for a term expiring at the third annual meeting of stockholders after the director's election, and until the director's successor is elected and qualified. As a result, directors elected stand for election only once in three years. Our Certificate of Incorporation and By-laws also provide that directors may be removed only for cause by stockholders.

         Votes Required to Amend the Provisions on Supermajority Votes and Removal of Directors.

         Our Certificate of Incorporation and By-laws provide that the affirmative vote of the holders of at least 75% of our outstanding voting stock is required to make, alter or repeal, or to adopt any provision inconsistent with, the supermajority voting requirements for transactions and the provisions for the classified board of directors and removal of directors.

DELAWARE BUSINESS COMBINATION PROVISIONS

         As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which regulates large accumulations of shares, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire our organization if that acquisition is not approved by our Board of Directors before the purchaser becomes an "Interested Stockholder."

         In general, Section 203 prevents an "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date that person became an Interested Stockholder. For purposes of
Section 203, the term "Interested Stockholder" is defined generally as a person owning 15% or more of a corporation's outstanding voting stock. The term "Business Combination" is defined broadly to include:

          o mergers and other transactions with or caused by the Interested Stockholder;

          o sales or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or our outstanding stock;

          o the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro-rata distribution or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or the subsidiary's stock); or

          o receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The three-year moratorium imposed on Business Combinations by Section 203 does not apply if:

          (a) before the date on which a stockholder becomes an Interested Stockholder, the target's board of directors approves either the Business Combination or the transaction that resulted in the person becoming an Interested Stockholder,

          (b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction that made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

          (c) on or after the date a person becomes an Interested Stockholder, the target's board of directors approves the Business Combination, and it is also approved at a stockholder meeting by two-thirds of the voting stock not owned by the Interested Stockholder.

         The restrictions described above also do not apply to Business Combinations proposed by an Interested Stockholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

         Anti-Takeover Effects

         The provisions of our Certificate of Incorporation and By-laws described above and the effects of Section 203 of the Delaware General Corporation Law could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the continuity and stability of our Board of Directors and the policies formulated by the Board of Directors and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage tactics that may be used in proxy fights. However, those provisions may discourage or prevent third parties from making offers for our shares. As a result, the market price of the common stock may not benefit from any premium that might occur in anticipation of a threatened or actual change in control. Such provisions also may have the effect of preventing or delaying changes in our management.

INDEMNIFICATION

         We indemnify our officers and directors to the fullest extent permitted under Delaware law against all liabilities incurred in connection with their service to us.

TRANSFER AGENT AND REGISTRANT

         The transfer agent and registrar for our common stock is Harris Trust Company of New York, Wall Street Plaza, 88 Pine Street, New York, New York 10005.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered will be passed upon for us by Parker Chapin Flattau & Klimpl, LLP.

                                     EXPERTS

         The audited consolidated financial statements, including the related notes thereto, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and report are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


=======================================================      =======================================================

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY                              2,520,331 Shares
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED
IN THIS PROSPECTUS.  YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION.  THIS PROSPECTUS DOES
NOT OFFER TO SELL OR BUY ANY SHARES IN ANY                                    TII INDUSTRIES, INC.
JURISDICTION WHERE IT IS UNLAWFUL.  THE INFORMATION
IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THIS PROSPECTUS  IS ACCURATE AS OF ANY                               Common Stock
OTHER DATE, AND NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER WILL
CREATE AN IMPLICATION TO THE CONTRARY.

                                                                              --------------------

                                                                                   PROSPECTUS

                 ---------------------                                        --------------------

                   TABLE OF CONTENTS

                 ---------------------

                                                   Page

Where You Can Find More
     Information About Us.............................2
Prospectus Summary....................................3
Forward-Looking Statements............................6

Risk Factors..........................................6                         ________ __, 1999
Use of Proceeds......................................13
Shares Eligible for Future Sale......................13
Private Placement....................................14
Selling Stockholders ................................16
Plan of Distribution.................................17
Description of Capital Stock.........................19
Legal Matters........................................22
Experts .............................................22

=======================================================      =======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. We will bear all of the following expenses:

Registration fee - Securities and Exchange Commission..........     $   803.60
Nasdaq Listing Fees............................................      17,500.00
Legal fees and expenses........................................       7,500.00
Accounting fees and expenses...................................       2,500.00
Printing and engraving expenses................................       1,000.00
Miscellaneous..................................................         696.40
                                                                     ---------
                                                Total..........     $30,000.00
---------------------

(1) All expenses relate solely to this registration statement and are in addition to expenses for the private placement and Registration Statement No. 333-47105.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, like the registrant, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding , whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses. Article XII of the registrant's By-laws provides that the registrant shall so indemnify such persons. In addition, Article 12 of the registrant's Restated Certificate of Incorporation, as amended, provides, in general, that no director of the registrant shall be personally liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), as the same exists or hereafter may be amended; or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.          EXHIBITS:

Exhibit Number         Description
--------------         -----------

4.1(a) Restated Certificate of Incorporation of TII, as filed with the Secretary of State of the State of Delaware on December 10, 1996. Incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1996 (File No. 1-8048).

4.1(b) Certificate of Designation, as filed with the Secretary of State of the State of Delaware on January 26, 1998. Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K dated (date of earliest event reported) January 26, 1998. (File No. 1-8048).

4.1(c) Certificate of Designation, as filed with the Secretary of State of the State of Delaware on May 15, 1998. Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K dated (date of earliest event reported) May 7, 1998 (File No. 1-8048).

4.2            By-laws  of TII, as amended. Incorporated by reference to Exhibit
               4.02 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-64980).

4.3 Rights Agreement, dated as of May 15, 1998, between TII and Harris Trust of Chicago. Incorporated by reference to Exhibit 4.1 to the company's Current Report on Form 8-K dated (date of earliest event reported) May 7, 1998 (File No. 1-8048).

*5 Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of the common stock being offered and consent.

*23.1          Consent of Arthur Andersen LLP.

*23.2          Consent of  Parker   Chapin  Flattau  &  Klimpl, LLP (included in
               Exhibit 5). *24 Powers of Attorney of certain officers and directors of TII (included in the signature page, page II-4).

99.1 Form of warrant issued to the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.1 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).

99.2 Securities Purchase Agreement dated as of January 26, 1998 by and among TII and the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.2 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).

99.3 Registration Rights Agreement dated as of January 26, 1998 by and among the company and the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.3 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).

-------------

* Filed herewith. All other exhibits are incorporated by reference to the indicated exhibit in the indicated filing.

ITEM 17.  UNDERTAKINGS

        (a)     The undersigned Registrant undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the
                    Registration Statement or any material change to the information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant under
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at the time shall be deemed to be the initial bona fide offering thereof.

              (3) To   remove  from  registration  by  means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the Registrant's By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Copiague, State of New York, on the 2nd day of November, 1999.

                                       TII INDUSTRIES, INC.

                                       By:  /s/ Timothy J. Roach
                                           -------------------------------------
                                                Timothy J. Roach, President


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Alfred J. Roach, Paul G. Sebetic and Timothy J. Roach and each of them with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of November, 1999.

          Signature                          Title
          ---------                          -----

 /s/ Alfred J. Roach
------------------------------------------   Chairman of the Board
     Alfred J. Roach

 /s/ Timothy J. Roach
------------------------------------------   President (Chief Executive Officer)
     Timothy J. Roach                        and Director

 /s/ Paul G. Sebetic
------------------------------------------   Vice President - Finance (Chief
     Paul G. Sebetic                         Financial and Accounting Officer)

 /s/ C. Bruce Barksdale
------------------------------------------   Director
     C. Bruce Barksdale

 /s/ George S. Katsarakes
------------------------------------------   Director
     George S. Katsarakes

 /s/ James R. Grover, Jr.
------------------------------------------   Director
     James R. Grover, Jr.

 /s/ Joseph C. Hogan
------------------------------------------   Director
     Joseph C. Hogan

------------------------------------------   Director
                Dorothy Roach

 /s/ William G. Sharwell
------------------------------------------   Director
     William G. Sharwell

                       EXHIBIT INDEX

4.1(a) Restated Certificate of Incorporation of TII, as filed with the Secretary of State of the State of Delaware on December 10, 1996. Incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1996 (File No. 1-8048).

4.1(b) Certificate of Designation, as filed with the Secretary of State of the State of Delaware on January 26, 1998. Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K dated (date of earliest event reported) January 26, 1998. (File No. 1-8048).

4.1(c) Certificate of Designation, as filed with the Secretary of State of the State of Delaware on May 15, 1998. Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K dated (date of earliest event reported) May 7, 1998 (File No. 1-8048).

4.2            By-laws  of TII, as amended. Incorporated by reference to Exhibit
               4.02 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 33-64980).

4.3 Rights Agreement, dated as of May 15, 1998, between TII and Harris Trust of Chicago. Incorporated by reference to Exhibit 4.1 to the company's Current Report on Form 8-K dated (date of earliest event reported) May 7, 1998 (File No. 1-8048).

*5 Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of the common stock being offered and consent.

*23.1          Consent of Arthur Andersen LLP.

*23.2          Consent of  Parker   Chapin  Flattau  &  Klimpl, LLP (included in
               Exhibit 5). *24 Powers of Attorney of certain officers and directors of TII (included in the signature page, page II-4).

99.1 Form of warrant issued to the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.1 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).

99.2 Securities Purchase Agreement dated as of January 26, 1998 by and among TII and the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.2 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).

99.3 Registration Rights Agreement dated as of January 26, 1998 by and among the company and the investors in TII's January 26, 1998 private placement. Incorporated by reference to Exhibit 99.3 to TII's Current Report on Form 8-K (date of earliest event reported) January 26, 1998 (File No. 1-8048).

                                                                      Exhibit 5


                                November 1, 1999



TII Industries, Inc.
1385 Akron Street
Copiague, New York  11726

Gentlemen:

         We have acted as counsel to TII Industries, Inc, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 2,500,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), which may be issued, together with 1,159,582 of the shares previously registered for resale under Registration Statement No. 333-47105, upon conversion of 2,850 shares of the Company's Series C Convertible Preferred Stock (the "Preferred Stock").

         In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued upon conversion of the Preferred Stock in accordance with the terms and provisions of the Certificate of Designation under which the Preferred Stock were issued, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ PARKER CHAPIN FLATTAU & KLIMPL, LLP

                                                                    Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated September 15, 1999, included in TII Industries, Inc.'s Form 10-K for the year ended June 25, 1999, and to all references to our firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP

San Juan, Puerto Rico,
October 29, 1999